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                                                                 Exhibit (j)(2)

           Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Information," "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" and to the use of our reports dated January 12, 2007 on the 2006 financial statements of the Northern Institutional Funds and their incorporation by reference in the Registration Statement (Form N-1A) and related Prospectuses and Statements of Additional Information of the Northern Institutional Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 57 to the Registration Statement under the Securities Act of 1933 (Registration No. 002-80543).

                                                  /s/ ERNST & YOUNG LLP

Chicago, Illinois
March 27, 2007